UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 28, 2005


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

    10201 Centurion Parkway North Suite 600                   32256
            Jacksonville, FL 32256
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)


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ITEM: 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On April 28, 2005 the Company completed a sale, of approximately 1, 640,724 shares of its common stock for an aggregate purchase price of approximately $21,437,537 million. The share prices received from various parties ranged from $10.90 net of fees to $20.00 per share with the sums received varying in part as the common stock market price of free trading shares fluctuated in the market. 1,220,588 of the aforementioned shares, which were placed at an investment fund, PIF for $17.00 a share and involved a stock swap with a shareholder who sold shares in the Company, that they owned, that were over 1 year old from the date of the original issue, to an investment fund for $17.00 a share and then remitted the funds to the Company in exchange for newly issued shares at a discounted price to reflect the restrictions. No warrants were issued. The Company received funds net of all transaction costs. The Company negotiated the purchase price with all of those investors, based upon the market price of the securities at the time of the negotiation and with an appropriate discount for the restrictions on resale. Its common stock was issued to sophisticated, accredited foreign investors or foreign corporations in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended. Each had access to financial information available in public markets and was given the opportunity to review the Company's books, records and other information that they requested. $1,640,000 was also paid to Earlsdon Investments Ltd. in part as a placement fee re some of the above transactions and for related expensed services including arranging a soon to be announced distribution agreement for a new market region and $2,500,000 was paid to Eagleton Limited in respect to a fund raising. The Company will use a substantial portion of the funds at its Gizmondo Europe Ltd. subsidiary to buy critical game content for its Gizmondo multi-entertainment device and for future increased marketing expenses.

As noted in previous filings, from time to time, the Company issues shares to various companies and persons that provide products, game content and other content for the Gizmondo, and services to the Company including strategic partners, suppliers, distributors, independent contractors and employees, fund raising finders fees and professional advisors. The Company anticipates that it will continue this practice. The Company issued approximately 6, 600,000 shares to such service providers and employees principally relating to launching the Gizmondo product and expensed approximately $37 million for these services in 1st quarter and second quarter of 2005. The share issuances transactions are non cash and do not negatively affect cash flow of the Company. Included in the above number and issued in negotiated arms length transactions was 250,000 shares related to a provider of endorsements and entertainment services, 640,650 in consulting services related to shares, 1,706,000 to employees and independent contractors for performance milestone achievement bonuses, 600,000 shares pursuant to the Indie Studios acquisition agreement executed and closed on August 8, 2004 where the additional shares were contingent and based upon the successful completed development of two games Colors and City which were just completed, 2,954,000 shares related to advertising and or issued in connection with the Gizmondo product launches to entities associated with the launches in various regions, with the balance issued to miscellaneous vendors and providers of services to the Company's Gizmondo facility.

Following the issuance of the shares pursuant to the transactions described in this Form 8K, the Company anticipates that it will have outstanding approximately 54.6 million common shares and warrants to purchase an aggregate of 495,525 common shares, at exercise prices ranging from $5.00 to $11.25, including cashless warrants, expiring from June 30, 2006 to September 30, 2009.

Item 8.01 Other Events: Periodic filings update and Litigation updates.

The Company filed a 12B-25 to extend its filings dates to April 15, 2004 for its Report on Form 10K for the year ended December 31, 2004. At that time the Company anticipated meeting that deadline. The Company has retained Marshall Stevens to provide a valuation report to be used in connection with finalizing the audit, that will take several weeks to complete, and cannot do the filing until the completion of the report. The Company anticipates filing its Reports on Form 10K and 10Q's as soon as each is completed up and including its Report on Form 10K first quarter ended March 31, 2005 before the end of June 2005. The Company's previously disclosed lawsuit with between the Company and Jordan Racing where Jordan sued the Company for $3 million and the Company believes that it has defenses to the suit. The trial has now been scheduled by the UK courts for early to the middle of July 2005. While, the Company is unable to predict the outcome of this litigation, it intends to vigorously defend the plaintiff's claims at trial.

In January 2005, the Company filed a lawsuit against a former investment advisor of the Company, based on a breach of the agreement between the advisor and the Company. In a mediation process, just completed the Company agreed to issue 60,000 additional shares in full settlement of the matter and was released from all past and future obligations under the agreement.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

The press releases issued by the Company since February 11, 2005 to and including May 3, 2005, are attached hereto as Exhibit 99.1


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender      Chief Executive Officer             May 4, 2005
------------------------
    Michael W. Carrender